Registration No. 333-71401

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM S-8
(Post-Effective Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMMUNITY FIRST BANCORPORATION
(Exact name of registrant as specified in its charter)

South Carolina	58-2322486
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

449 Highway 123 Bypass, Seneca, South Carolina 29678
(Address of principal executive offices and zip code)

COMMUNITY FIRST BANCORPORATION
1998 Stock Option Plan
(Full title of Plan)

Frederick D. Shepherd, Jr. Community First Bancorporation President and Chief Executive Officer 449 Highway 123 Bypass Seneca, South Carolina 29678 (Name and Address of agent for service)	Copies to: George S. King, Jr., Esquire Suzanne Hulst Clawson, Esquire Haynsworth Sinkler Boyd, P.A. P. O. Box 11889 Columbia, South Carolina 29211-1889

(864) 886-0206 (Telephone number, including area code, of agent for service)	(803) 779-3080

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer    ☐                                                                                                                 Accelerated filer  ☐
Non-accelerated filer   ☐  (Do not check if a smaller reporting company)                                  Smaller reporting company  ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 is being filed for the purpose of removing from registration the remaining 676,338 shares of the total shares (as adjusted for stock dividends) originally registered under the Securities Act of 1933 in this Registration Statement No. 333-71401 for issuance pursuant to the Community First Bancorporation 1998 Stock Option Plan (the “1998 Plan”), as well as  the indeterminate number of shares originally registered for issuance under the Securities Act of 1933 to prevent dilution in the event of stock splits, stock dividends or similar transactions with respect to shares acquired upon exercise of options pursuant to the terms of the 1998 Plan.

Registrant is a bank holding company with fewer than 1,200 record holders of its common stock.  Pursuant to Section 12(g)(4) and Section 15(d) of the Securities Exchange Act of 1934, on May 14, 2012, Registrant filed a Form 15 terminating registration of its common stock under the 1934 Act. Pursuant to Rule 12g-4(b), Registrant’s duty to file reports required under Section 13(a) solely because of the registration of its common stock under Section 12(g) was suspended upon filing of the Form 15. Upon filing of the Form 15, Registrant also met the requirements of Section 15(d) for suspension of its obligation to file reports under Section 15(d) of the Exchange Act.  However, pursuant to the undertakings in this registration statement on Form S-8 (No. 333-71401) as originally filed on January 29, 1999, the Registrant would have a continuing obligation to file reports for each fiscal year in which the registration statement continues to be effective and is required to be updated pursuant to Section 10(a)(3) of the Securities Act.   The 1998 Plan has terminated according to its terms, and no further options may be issued pursuant thereto, although options remain exercisable under the 1998 Plan.   No options were exercised under the 1998 Plan during the year ended December 31, 2011, or have been exercised to date in 2012.

TERMINATION OF REGISTRATION

Based on the foregoing Explanatory Note, Registrant is, therefore, filing this Post-Effective Amendment No. 1 to Form S-8 to deregister all shares of common stock that remain available for issuance under the 1998 Plan in order to terminate Registrant’s obligation to file reports under Section 15(d).  After the Company ceases to be a reporting company, the issuance of securities pursuant to the 1998 Plan will comply with Rule 701 of the Securities Act of 1933. Rule 701 exempts from the registration requirements under the Securities Act certain offers and sales of securities made under the terms of compensatory benefit plans and contracts relating to compensation arrangements by an issuer not subject to the reporting requirements of the Exchange Act. The 1998 Plan satisfies the eligibility requirement of Rule 701, and upon effectiveness of the Form 15 certification, the Company will become eligible as an issuer to use the exemption under Rule 701. Securities issued under Rule 701 will be deemed restricted securities under Rule 144, as provided by Rule 701(g).

Item 8.                      Exhibits

24           Power of Attorney (previously filed)

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seneca, State of South Carolina on May 24, 2012.

COMMUNITY FIRST BANCORPORATION

By:  s/Frederick D. Shepherd, Jr.
Frederick D. Shepherd, Jr.
Chief Executive Officer and Principal
Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 24, 2012.

*s/Larry S. Bowman, M.D.
Larry S. Bowman, M.D.	Vice Chairman and Director

*s/William M. Brown
William M. Brown	Director

*s/Robert H. Edwards
Robert H. Edwards	Director

*s/Blake L. Griffith
Blake L. Griffith	Director

*s/John R. Hamrick
John R. Hamrick	Director

*s/James E. McCoy
James E. McCoy	Chairman and Director

s/Frederick D. Shepherd, Jr.
Frederick D. Shepherd, Jr.	Chief Executive Officer, President Principal Financial Officer and Director
*s/Gary V. Thrift
Gary V. Thrift	Director

*/sJames E. Turner
James E. Turner	Director

*s/Charles L. Winchester
Charles L. Winchester	Director

*By Frederick D. Shepherd, Jr.
Attorney-in-Fact

EXHIBIT INDEX

Exhibit 24                        Power of Attorney (previously filed)